SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

December 8, 2004

Date of Report (Date of earliest event reported)

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23644	95-2848406
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

380 Madison Avenue
New York, New York 10017
(Address of principal executive offices)

(212) 588-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective on December 8, 2004, Investment Technology Group, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Robert J. Russel, who resigned as Chief Executive Officer and Director of the Company on September 9, 2004.  The Agreement was executed on November 30, 2004 and became effective on December 8, 2004 upon the expiration of a mandatory seven-day revocation period.  A copy of the Agreement is attached hereto as Exhibit 99.1.

Pursuant to the Agreement, Mr. Russel (i) voluntarily resigned from all positions with the Company and its subsidiaries effective as of the close of business September 9, 2004; (ii) provided a release of claims against the Company, its subsidiaries and affiliates; and (iii) agreed to certain non-competition and non-solicitation restrictions that extend until September 9, 2005.

The Company agreed to pay Mr. Russel in twelve (12) equal monthly installments, (a) One Million Two Hundred Thousand Dollars ($1,200,000), less any salary paid to Mr. Russel between September 16, 2004 and December 8, 2004, and (b) an additional Two Hundred Thousand Dollars ($200,000) in satisfaction of any remaining 2004 bonus payments.  In addition, certain stock options and stock unit awards granted to Mr. Russel during his employment with the Company will vest and become exercisable as per the terms of the Agreement, and stock options granted to Mr. Russel that have already vested and are exercisable will remain exercisable as per the terms of the Agreement.

Item 9.01 – Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description
99.1	Agreement between Robert J. Russel and Investment Technology Group, Inc., dated November 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.
(Registrant)

Date:	December 8, 2004	By:	/s/ Howard C. Naphtali
Howard C. Naphtali
Chief Financial Officer and
Duly Authorized Signatory of Registrant

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement between Robert J. Russel and Investment Technology Group, Inc., dated November 30, 2004.